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                                                                    EXHIBIT 99.1

    Airborne Announces Proposed Private Offering of Convertible Senior Notes

Seattle, WA -- March 15, 2002

Airborne, Inc. (NYSE: ABF) announced today that it intends, subject to market and other conditions, to raise a total of approximately $100 million gross proceeds through a private offering of Convertible Senior Notes due 2007 (the "Notes").

The Notes will be convertible into Airborne Common Stock, at the option of the holder, at a price to be determined. Airborne expects that the terms of the offering will include an overallotment option for up to an additional $25 million principal amount of Notes.

Airborne intends to use the net proceeds of the sale of the Notes for repayment of Airborne Express, Inc.'s $100 million of 8.875% Notes due December 15, 2002 at their stated maturity.

The Notes are expected to be issued in a private placement and to be resold by the initial purchasers to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933 (the "Securities Act"). The Notes have not been registered under the Securities Act or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Cautionary Statement: Airborne's statements in this press release that are not historical facts, and that relate to future plans or events, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include Airborne's intention to raise proceeds through the offering and sale of Notes, the intended use of proceeds and the anticipated terms of such Notes. There can be no assurance that Airborne will complete the offering on the anticipated terms or at all. Airborne's ability to complete the offering will depend, among other things, on market conditions. In addition, Airborne's ability to complete this offering and Airborne's business are subject to the risks described in Airborne's filings with the Securities and Exchange Commission.